ONLINE VACATION CENTER HOLDINGS CORP.                             MARCH 31, 2008
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PHOENIX INTERNATIONAL PUBLISHING, LLC ACQUISITION AGREEMENT       DOC #456656 V8









                                   EXHIBIT 2.1





                              ACQUISITION AGREEMENT

                                  BY AND AMONG

                                   SIMON TODD,
                                    AS TODD,

                                       AND

                     ONLINE VACATION CENTER HOLDINGS CORP.,
                           AS ONVC AND/OR THE HOLDER,

                                       AND

                     PHOENIX INTERNATIONAL PUBLISHING, LLC,
                                     AS PIP.



                           DATED AS OF MARCH 31, 2008






















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
                              ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT (this "Agreement"), dated as of March 31, 2008, is made by and among ONLINE VACATION CENTER HOLDINGS CORP., a Florida corporation (as "ONVC" and/or the "Holder"), PHOENIX INTERNATIONAL PUBLISHING, LLC, a Delaware limited liability company ("PIP"), and Simon Todd, an individual residing in Trophy Club, Texas ("Todd").


         FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which is hereby acknowledged, the Holder desires to sell, transfer and deliver to Todd, and Todd desires to purchase and acquire from the Holder, all of the issued and outstanding ownership interests of PIP (the "PIP Interests") for the consideration and on the terms set forth in this Agreement and the parties, intending to be legally bound, hereby agree as follows:

                 1. SALE AND TRANSFER OF PIP INTERESTS; CLOSING

1.1      PIP INTERESTS

         Subject to the terms and conditions of this Agreement, at the Closing (defined below), the Holder will sell and transfer the PIP Interests to Todd, and Todd will purchase and acquire the PIP Interests from the Holder.

1.2      CONSIDERATION

         (a) The total consideration (the "Consideration") to be paid at the Closing by Todd to the Holder for the PIP Interests will be 1,250,000 restricted shares of ONVC common stock, par value $0.0001 per share, (the "Restricted Shares").

         (b) In the event certain conditions are met, the Consideration shall be adjusted as set forth in the Contingent Payment Agreement, included in the Closing Deliverables.

1.3 CLOSING

         The acquisition and sale (the "Closing") provided for in this Agreement will take place at the offices of Haynes and Boone, LLP, 901 Main Street, Suite 3100, Dallas, Texas 75202, by 11:00 p.m. (local time) on March 31, 2008, or at such other time and place as the parties may agree (the "Closing Date").

1.4      CLOSING OBLIGATIONS

         At the Closing, ONVC and Todd shall receive their respective Closing Deliverables as described on Exhibit A attached hereto, each in form and substance reasonably satisfactory to ONVC and Todd.

1.5      TAX TREATMENT

         It is the intent of the parties that the exchange of stock contemplated by this Agreement qualifies as a tax-free split-off under section 355 of the Internal Revenue Code.

1.6      ADMINISTRATION OF TAX MATTERS

         (a) Tax Returns.

         (i) The Holder shall prepare and timely file, or cause to be timely filed, for PIP, the federal income Tax Return (defined below) and other Tax Returns, if any (the "Short Period Tax Returns"), that are required by law to be filed for the taxable period of PIP that ends on or before the Closing Date and the Holder shall be responsible for and shall pay as and when due any and all Taxes (defined below), preparation, audit or other expenses or costs in connection therewith. The Holder shall provide a copy of these Short Period Tax Returns to Todd together with the work papers and schedules utilized in their preparation. Todd, ONVC and PIP shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of the Short Period Tax Returns and any audit, litigation or other proceeding with respect to the Short Period Tax Returns. For clarification, all expenses incurred by PIP prior to the Closing Date, including, but not limited to, expenses associated with (A) the transactions contemplated by this Agreement, and (B) payments of compensation to employees and other service providers, shall be paid by the Holder and, to the extent so paid, shall be expenses of PIP reflected on the Short Period Tax Returns.

         (ii) Neither Todd, ONVC nor PIP shall file an amended Tax Return with respect to any and all taxable periods, or portions thereof, ending on or before the Closing Date (the "Pre-Closing Tax Periods"), without the prior written consent of Todd, ONVC and PIP; except that such consents shall not be required for any amendment filed in connection with any requirement or finding of any audit by a Governmental Entity (defined below) of the Tax Return to which the amendment relates. The Holder shall indemnify Todd and PIP for any liability, cost or expense Todd or PIP incurs as a result of any such amendment filed in accordance with the terms of this Section 1.6(a)(ii).

         (b) General Administration of Tax Matters. ONVC, PIP and Todd shall cooperate fully, as and to the extent reasonably requested, in connection with any audit, litigation or other proceeding with respect to Taxes and Tax Returns (which the Holder shall control with respect to the Pre-Closing Tax Periods). Such cooperation shall include the retention, and (upon the other party's request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, the Holder, with respect to Pre-Closing Tax Periods, and Todd and PIP, with respect to all subsequent Tax Periods, shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party. ONVC agrees to retain, and to make available to Todd and PIP upon their request, all books and records with respect to Tax matters pertinent to PIP relating to the Pre-Closing Tax Periods, until the expiration of any applicable statute of limitations or extensions thereof.

         As used in this Agreement, the term "Tax Return" shall mean all reports, returns, information returns, declarations, statements and other documents required to be filed in respect of Taxes.

         As used in this Agreement, the term "Tax" shall mean all federal, state, local, foreign and other governmental net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

         As used in this Agreement, the term "Governmental Entities" shall mean any court, tribunal, governmental or regulatory authority, agency, department, commission, instrumentality, body or other governmental entity of the United

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States of America or any state or political subdivision thereof or any court or arbitrator, and the term "Governmental Entity" means any one of the foregoing Governmental Entities.

1.7      REPAYMENT OF INTER-COMPANY LOAN.

         PIP shall, and Todd shall cause PIP to, repay the inter-company loan owed by PIP to ONVC as of the date hereof in the principal amount of $100,000, which shall be paid in full by January 1, 2012, with no interest due, in equal monthly payments of $2,500 beginning October 1, 2008 and continuing for a total of forty (40) months.

                       2. REPRESENTATIONS AND WARRANTIES

2.1      REPRESENTATIONS AND WARRANTIES OF THE HOLDER AND PIP

         The Holder and PIP hereby represent and warrant to Todd that all of the following representations and warranties set forth in this Section 2.1 are, to the actual Knowledge of Holder and PIP (as defined herein), true, correct and complete as of the date of this Agreement and will be, to the actual Knowledge of Holder and PIP, true, correct and complete at and as of the Closing Date as though restated on and as of such date.

(a) Ownership. The Holder is the record and beneficial owner and holder of the PIP Interests, free and clear of any and all liens, encumbrances, charges, claims, conditions, interests, options, security interests, pledges, rights of first refusal or restrictions of any kind (collectively, "Liens"). The Holder owns 100% of the outstanding equity and other securities of PIP. PIP does not own, control, or have voting rights with respect to, directly or indirectly, any interest in any other corporation, partnership, association or other business entity and PIP is not a party to any agreement relating to the acquisition of such an interest. There are no agreements, rights, claims or obligations relating to the issuance, sale, or transfer of any equity or other securities of PIP.

(b) Authorization. The Holder is duly incorporated and in good standing under the laws of the State of Florida and is duly qualified and in good standing in each jurisdiction in which it conducts business or owns property, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on its financial condition or business operations. PIP is duly organized and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in each jurisdiction in which it conducts business or owns property, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on its financial condition or business operations. Each of the Holder and PIP has full right, power and authority to execute and deliver this Agreement and the other Holder Documents (defined below), to perform its obligations set forth herein and therein and to consummate all of the transactions contemplated hereby and thereby.

(c) Documents. The Holder and PIP have, or before the Closing will have, approved the sale of the PIP Interests, this Agreement and the transactions contemplated hereby, and approved, executed and delivered this Agreement, the Contingent Payment Agreement, the Termination of Employment Agreement, the Acknowledgment of Inter-Company Debt and certain other agreements and instruments contemplated by this Agreement to be executed and delivered by the Holder and PIP in connection herewith (collectively, the "Holder Documents") and each of the Holder

         Documents, when executed by the Holder or PIP, shall be the legal valid and binding obligation of the Holder and PIP in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(d) No Default. Neither the Holder or PIP, nor, to the knowledge of the Holder and PIP, any vendor or party in contract with the Holder or PIP, is in violation of any provision of, or in default under, any of the Holder's certificate of incorporation or bylaws, PIP's articles of association or operating agreement or any indenture, mortgage, deed of trust, indebtedness, agreement, judgment, decree, order, statute, rule or regulation to which the Holder or PIP is a party or by which any of them or their property is subject or bound and further, the execution and delivery of the Holder Documents, the performance of the obligations therein and the consummation of the transactions contemplated thereby will not result in a violation thereof, or a default thereunder.

(e) No Approvals. Neither the Holder nor PIP is required to obtain the approval, authorization, consent, waiver or any other order of any public or private entity (including any Governmental Entity), person, board or body in connection with the transactions contemplated by the Holder Documents, except as set forth in Section 3.1(e) hereof.

(f) Financial Statements. The financial statements (all of which are unaudited) of PIP, copies of which have been, or prior to the Closing will have been, provided to Todd, are true and correct in all material respects and fairly present the assets, liabilities, financial condition, results of operations, changes in stockholders' equity, and cash flow of PIP (and of any person or entity required by generally accepted accounting principles to be consolidated or included therein) at their respective dates and for their respective periods, all in accordance with generally accepted accounting principles applied on a consistent basis, subject in the case of unaudited statements only to normal recurring year-end adjustments and footnotes (the effect and the content of either of which will not, individually or in the aggregate, be materially adverse to the financial condition or business operations of PIP).

(g) No Material Adverse Change. From the date of its last unaudited financial statements dated December 31, 2007, there has not been any change that would materially and adversely affect the financial position or results of operations of PIP, or its ability to consummate the transactions contemplated hereby, or that should be disclosed to Todd in order to make any statements or information furnished to Todd, in light of the circumstances under which they were made, not misleading, which has not been disclosed in writing to Todd, as set forth in Schedule 2.1(g) to this Agreement.

(h) No Undisclosed Liabilities. No officer, employee, agent or representative of ONVC (other than Todd, or any agent or representative of Todd) has committed PIP to, or otherwise entered into any agreement, contract or instrument on behalf of PIP with respect to, any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise, whether due or to become due, known or unknown and whether pending or threatened), including, without limitation, any Indebtedness (defined below), account, note, lease, Tax, environmental

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         liability, fine, penalty, civil or criminal action, filing, lien, encumbrance, restriction or other duty affecting PIP or its assets or properties (nor, to the knowledge of the Holder and PIP, is there any basis, circumstance or fact that might give rise thereto), as of the date hereof or as of the date of the Closing, which has not been disclosed in writing to Todd, as set forth in Schedule 2.1(h) to this Agreement. "Indebtedness" means (i) indebtedness for borrowed money, whether secured or unsecured (including, without limitation, inter-company loans), (ii) obligations under conditional or installment sale or other title retention Contracts or deferred purchase price obligations relating to purchased property, (iii) capitalized lease obligations, (iv) commitments under letters of credit, (v) obligations under non-cancelable operating leases, and (vi) guarantees of any of the foregoing of another person.

(i) No Litigation. There is no action, suit, proceeding or investigation at law or in equity, before or by any court, public board or body, realized or contingent, pending or, to the knowledge of the Holder and PIP, threatened, against or affecting the Holder or PIP (nor, to the knowledge of the Holder and PIP, is there any basis, circumstance or fact therefore) as of the date hereof or as of the date of the Closing, which has not been disclosed in writing to Todd, as set forth in
         Schedule 2.1(i) to this Agreement.

(j) Ordinary Course of Business. Since January 1, 2008, PIP has conducted its business only in the ordinary course of business consistent with the past practice.

(k) Brokers or Finders. Neither the Holder nor PIP or its officers or agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. The Holder will indemnify and hold Todd harmless from any such payment alleged to be due by or through the Holder or PIP as a result of the action of the Holder or PIP or its officers or agents.

(l) Tax Treatment. Todd's transfer of PIP Interests to Holder, pursuant to the Acquisition Agreement dated August 31, 2006, was treated by ONVC as a tax-free reorganization under section 368 of the Internal Revenue Code.

(m) Contracts. No officer, employee, agent or representative of ONVC (other than Todd, or any agent or representative of Todd) has caused PIP or Holder (with respect to the business of PIP) to be or become a party to any contract, obligation, undertaking, arrangement, commitment, note, bond, mortgage, indenture, agreement, lease, license or other instrument or agreement (each, a "Contract"), other than Contracts that have been counter-signed by Todd or disclosed to Todd in writing, as set forth in Schedule 2.1(m) to this Agreement.

(n) Account Activity. Schedule 2.1(n) contains a true and complete listing of all changes and adjustments made to any PIP accounts (including, without limitation, bank accounts) between March 1, 2008 and the date of this Agreement.

(o) As Is. Except as expressly provided in this Agreement, Holder is transferring its interests in PIP to Todd and Todd is taking the interests in PIP "as is". Except as expressly provided in this Agreement, Holder makes no other representations or warranties regarding PIP. Schedule 2.1(n) contains a complete and accurate balance sheet of PIP as of the date of this Agreement.
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"Knowledge of Holder and PIP" shall mean the actual, not constructive, knowledge of any employee of PIP or ONVC, other than Todd. Todd hereby acknowledges and agrees that certain information provided by Holder and PIP is based upon information provided or known by Todd in his capacity as President of PIP and as of Vice President of ONVC. Holder and PIP have not independently verified or confirmed such information and therefore make no representation or warranty with respect thereto, other than the representation and warranty that Holder and PIP and employees (other than Todd) of Holder and PIP have no actual knowledge of information that would lead them to believe the information furnished by Holder and PIP hereunder is not correct.

2.2      REPRESENTATIONS AND WARRANTIES OF TODD

         Todd hereby represents and warrants to the Holder and PIP that all of the following representations and warranties set forth in this Section 2.2 are true, correct and complete as of the date of this Agreement and will be true, correct and complete at and as of the Closing Date as though restated on and as of such date:

(a) Authorization. Todd has full right, power and authority to execute and deliver this Agreement and the other Todd Documents (defined below), to perform his obligations set forth herein and therein and to consummate all of the transactions contemplated hereby and thereby.

(b) Documents. Todd has, or before Closing will have, approved the purchase of the PIP Interests, this Agreement and the transactions contemplated hereby, and approved, executed and delivered this Agreement, the Contingent Payment Agreement, the Personal Guaranty of Contingent Payment Agreement, the Termination of Employment Agreement, the Acknowledgment of Inter-Company Debt and certain other agreements and instruments contemplated by this Agreement to be executed and delivered by Todd in connection herewith (collectively, the "Todd Documents") and each of the Todd Documents, when executed by Todd, shall be the legal, valid and binding obligation of Todd in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c) No Default. Todd is not in violation of any provision of, or in default under, and the execution and delivery of the Todd Documents, the performance of the obligations set forth therein and the consummation of the transactions contemplated thereby will not result in a violation of, or default under, any indenture, mortgage, deed of trust, indebtedness, agreement, judgment, decree, order, statute, rule or regulation to which Todd is a party or by which Todd or his property is subject or bound.

(d) No Approvals. Todd is not required to obtain the approval, authorization, consent, waiver or any other order of any public or private entity (including any Governmental Entity), person, board or body in connection with the transactions contemplated by the Todd Documents, except as set forth in Section 3.2(a) hereof.

(e)      Valid Issuance. Reserved.

(f)      Investment Intent. Reserved.

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(g)      Brokers or Finders. Neither Todd nor his agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. Todd will indemnify and hold the Holder harmless from any such payment alleged to be due by or through Todd as a result of the action of Todd or his agents.

(h) Tax Treatment. Todd's transfer of PIP Interests to Holder, pursuant to the Acquisition Agreement dated August 31, 2006, was treated by Todd as a tax-free reorganization under section 368 of the Internal Revenue Code.

(i) Contracts. With respect to the business of PIP, Todd is not a party to any Contract containing an obligation or commitment of ONVC, other than Contracts that have been counter-signed by Holder or disclosed to Holder in writing.

(j) As Is. Todd acknowledges that, except as expressly provided in this Agreement, Holder is transferring its interests in PIP to him and that he is taking the interests in PIP "as is". Todd acknowledges that, except as expressly provided in the Agreement, Holder makes no other representations or warranties regarding PIP.

                         3. COVENANTS PRIOR TO CLOSING

3.1      COVENANTS OF THE HOLDER AND PIP

(a) Access and Investigation. Upon reasonable notice, PIP shall, and the Holder shall cause PIP to, (1) afford Todd and his representatives access during normal business hours to its personnel, properties (including subsurface testing), Contracts, books and records, and other documents and data, (2) furnish Todd with copies of all such Contracts, books and records, and other existing documents and data as Todd may reasonably request, and (3) furnish Todd with such additional financial, operating, and other data and information as Todd may reasonably request.

(b) Due Diligence. The Holder and PIP shall reasonably cooperate with Todd in the conduct of his due diligence.

(c) Audit. The Holder acknowledges that Todd may conduct an audit of the financial statements of PIP. Todd, at his expense, may cause his accountants to conduct an audit of PIP and to issue audited financial statements as diligently as possible. The Holder will assist and provide Todd and his auditors access to conduct such audit and such further due diligence in connection therewith as Todd may require. PIP, ONVC and Todd each acknowledge that such audit may be completed after the Closing.

(d) Operation of PIP. To the actual Knowledge of Holder and PIP and based upon information supplied by Todd in his capacity as President of PIP and Vice President of ONVC, PIP shall, and the Holder shall cause PIP to, (1) conduct its business only in the ordinary course of business consistent with its past practices; (2) use its best efforts to preserve intact its current business organization, keep available the services of its current officers, employees, and agents, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it; (3) confer with Todd concerning material operational matters or any other matters material to PIP's business; and (4) otherwise report periodically to Todd concerning the status of his business,
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         operations, and finances. Further, PIP shall NOT, and the Holder shall cause PIP not to, (1) enter into, amend, modify, extend, terminate or permit to expire (a) any agreement that involves more than $25,000 or exceeds one year in term or (b) any compensation agreements, benefit plans or insurance policies, or (2) dispose of any assets, issue any securities or rights with respect to securities, or declare or pay any bonuses, dividends or distributions.

(e) Required Approvals. As promptly as practicable after the date of this Agreement, the Holder and PIP will:

         (1) seek and obtain the approval of these transactions by Holder's and PIP's Board of Director(s) or Manager(s), shareholders and members,
         (2) make all filings, if any, required by applicable law to be made by them in connection with these transactions, and
         (3) cooperate with Todd with respect to all filings, if any, that Todd elects, or is required by any applicable law, to make in connection with these transactions.

(f) Notifications. The Holder and PIP will promptly notify Todd in writing if the Holder or PIP becomes aware of (1) any fact or condition that causes or constitutes a breach of the Holder's or PIP's representations, warranties or covenants as of the date of this Agreement or as of the date of the Closing as if made as of the date of the Closing, or (2) any fact or condition that should be disclosed to Todd in order to make any statements or information furnished to Todd, in light of the circumstances under which they were made, not misleading.

(g) Exclusive Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 5.1 hereof, neither the Holder nor PIP will directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity (other than Todd) relating to any transaction involving any sale of the PIP Interests, any sale of any of the businesses, assets or equity or other securities of PIP (or any PIP subsidiary, if any), or any merger, consolidation, business combination, or similar transaction involving PIP (or any PIP subsidiary, if any).

(h) Best Efforts. The Holder and PIP will use their reasonable commercial efforts to cause the conditions in Article 4 hereof to be satisfied.

3.2      COVENANTS OF TODD

(a) Required Approvals. As promptly as practicable after the date of this Agreement, Todd will:

         (1) make all filings, if any, required by applicable law to be made by it in connection with these transactions, and
         (2) cooperate with the Holder and PIP with respect to all filings, if any, that the Holder or PIP is required by any applicable law to make in connection with these transactions;

         provided that this Agreement will not require Todd to dispose of or make any change in any portion of his business or to incur any other burden to obtain any approval or governmental authorization.

(b) Best Efforts. Todd will use his reasonable commercial efforts to cause the conditions in Article 4 hereof to be satisfied.
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                       4. CONDITIONS PRECEDENT TO CLOSING

4.1      CONDITIONS PRECEDENT TO TODD'S OBLIGATION TO CLOSE

         Todd's obligation to purchase and acquire the PIP Interests and to take the other actions required to be taken by Todd at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Todd in writing, in whole or in part):

(a)      Representations.

         (i) Each of the representations and warranties made by the Holder and PIP in this Agreement to the extent not qualified by materiality must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

         (ii) Each of the representations and warranties made by the Holder and PIP in this Agreement to the extent qualified by materiality must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b) Conditions. Each of the conditions required for the execution and delivery of the Holder Documents, including, without limitation those required herein, shall have been fulfilled or waived to the satisfaction of Todd.

(c) Holder's and PIP's Performance. Each and every covenant and obligation of the Holder and PIP hereunder required to be performed or complied with at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all respects.

(d) Due Diligence. Todd shall have concluded his due diligence and the audit of the PIP financial statements and the results thereof shall be satisfactory to Todd in his sole discretion; provided, however, Todd may elect to conclude the audit after the Closing pursuant to Section
         3.1 (c) hereof.

(e) Closing Deliverables. Each of the Closing Deliverables to be delivered by the Holder to Todd listed on Exhibit A attached hereto shall have been delivered to the satisfaction of Todd, including the approvals required in Sections 3.1(e) and 3.2(a) hereof.

(f) Ancillary Agreements. ONVC shall have executed the Contingent Payment Agreement, the Termination of Employment Agreement and the Acknowledgement of Inter-Company Debt.

4.2      CONDITIONS PRECEDENT TO THE HOLDER'S OBLIGATION TO CLOSE

         The Holder's obligation to sell the PIP Interests and to take the other actions required to be taken by the Holder at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Holder in writing, in whole or in part):

(a)      Representations.
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         (i) Each of the representations and warranties made by Todd in this
         Agreement to the extent not qualified by materiality must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

         (ii) Each of the representations and warranties made by Todd in this Agreement to the extent qualified by materiality must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b) Todd's Performance. Each and every covenant and obligation of Todd hereunder required to be performed or complied with at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all respects.

(c) Closing Deliverables. Each of the Closing Deliverables to be delivered by Todd to the Holder listed on Exhibit A attached hereto shall have been delivered to the satisfaction of the Holder, including the approvals required in Sections 3.1(e) and 3.2(a) hereof.

(d) Ancillary Agreements. Todd shall have executed the Contingent Payment Agreement, Personal Guaranty of Contingent Payment Agreement the Termination of Employment Agreement and the Acknowledgement of Inter-Company Debt.

                                 5. TERMINATION

5.1      TERMINATION EVENTS

         This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)      by mutual written consent of Todd and the Holder;

(b) by either Todd or the Holder if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been cured;

(c) by Todd if any of the conditions in Section 4.1 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Todd to comply with its obligations under this Agreement) and Todd has not waived such condition on or before the Closing Date;

(d) by the Holder if any of the conditions in Section 4.2 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Holder to comply or with his obligations under this Agreement) and the Holder has not waived such condition on or before the Closing Date; or

(e) by either Todd or the Holder if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2008, or such later date as the parties may agree.

5.2      EFFECT OF TERMINATION

         Each party's right of termination under Section 5.1 hereof is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 5.1 hereof, all further obligations of the parties under this Agreement will terminate, except that the obligations in Article VI and Sections 7.1 and 7.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                          6. INDEMNIFICATION; REMEDIES

6.1      SURVIVAL; INDEMNIFICATION AFFECTED BY KNOWLEDGE

         All representations and warranties in this Agreement, the Holder Documents and the Todd Documents will survive the Closing for a period of twenty-four (24) months, other than the representations and warranties set forth in Sections 2.1(a), 2.1(b) and 2.2(a) above which shall survive indefinitely. Notwithstanding any provision contained herein to the contrary, neither any Indemnified Person (defined below) nor Holder shall be entitled to indemnification hereunder with respect to a breach by the Holder or PIP, on the one hand, or Todd, on the other hand, of any representation or warranty made in this Agreement or any other Holder Document or Todd Document that such Indemnified Person or Holder, respectively, had knowledge of on the date of this Agreement. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

6.2      INDEMNIFICATION BY THE HOLDER

         The Holder will indemnify and hold harmless Todd and his affiliates and their successors and permitted assigns (the "Todd Indemnified Persons") for, and will pay to the Todd Indemnified Persons the amount of, any loss, liability, claim, damage (specifically excluding incidental, consequential, punitive or exemplary damages) or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with: (a) any breach of any representation or warranty made by the Holder or PIP in this Agreement or in any other Holder Document, whether such breach is as of the date hereof or as of the date of the Closing as if made on the date of the Closing; (b) any breach by the Holder or PIP of any covenant or obligation of the Holder or PIP contained in this Agreement or in any Holder Document, or arising from the Holder's ownership of the PIP Interests.

6.3      INDEMNIFICATION BY TODD

         Todd will indemnify and hold harmless the Holder and its successors and permitted assigns, and will pay to the Holder the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Todd in this Agreement or in any Todd Document, whether such breach is as of the date hereof or as of the date of the Closing as if made on the date of the Closing; (b) any breach by Todd of any covenant or obligation of Todd contained in this Agreement or in any Todd Document; or (c) any claim arising from Todd's ownership of the PIP Interests or the operation of PIP's business after the date of the Closing, including, without limitation, any action or omission by, or any product shipped or manufactured by, or any services provided by, PIP after the date of the Closing.

6.4      PROCEDURE FOR INDEMNIFICATION

         The party or parties making a claim for indemnification under this
Article 6 shall be, for the purposes of this Agreement, referred to as the "Indemnified Party" and the party or parties against whom such claims are asserted under this Article 6 shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party." All claims by any Indemnified Party under this Article 6 shall be asserted and resolved as follows:

(a) In the event that (i) any action, proceeding, investigation, litigation or suit (each, a "Proceeding") is asserted or instituted by any person other than the parties to this Agreement that could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a "Third Party Claim") or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement that does not involve a Third Party Claim (such claim, a "Direct Claim"), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice briefly specifying the nature of such Third Party Claim or Direct Claim and the amount or estimated amount thereof, which amount or estimated amount shall not be conclusive of the final amount, if any, of such Third Party Claim or Direct Claim (a "Claim Notice").

(b) In the event of a Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided, however, that such counsel must be reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party's election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to retain separate counsel to conduct the defense of such Third Party Claim, and only in the case of clauses (i) and (iv) below (but not clauses (ii) and (iii) below) the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the Third Party Claim seeks an injunction or other equitable relief that would be binding on the Indemnified Party, (iii) an adverse determination with respect to the Third Party Claim could reasonably be expected to establish a material adverse precedent or
         (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If and to the extent reasonably requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party defends or, if appropriate and related to the Third Party Claim, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. In the event that any Indemnified Party or Indemnifying Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim in violation of the preceding sentence, then such violating party shall pay and indemnify fully, hold harmless, and defend the other party against any incremental Damages under this Article 6 caused by or arising from such settlement, compromise or consent to the entry of judgment without the prior written consent of the other party.

(c) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within 45 days following receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.

(d) From and after the delivery of a Claim Notice relating to a Third Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives reasonable access to the books, records, personnel and properties of such Indemnified Party to the extent reasonably related to the matters to which the Third Party Claim relates. All such access shall be granted during normal business hours and shall be granted under conditions that will not interfere with the business and operations of such Indemnified Party. The Indemnifying Party shall not, and shall require its representatives to not, use (except in connection with such Third Party Claim) or disclose to any third party other than the Indemnifying Party's representatives (except as may be required by applicable law) any information obtained pursuant to this Section 6.4(d).

6.5      LIMITATIONS ON INDEMNITY OBLIGATIONS

         (a) Neither the Holder nor Todd, respectively, shall have any liability for indemnification to the Indemnified Persons or the Holder, as the case may be, with respect to any matters described in Section 6.2(a) (other than any breach of the representations and warranties set forth in Sections 2.1(a) or
(b)) or 6.3(a) (other than any breach of the representations and warranties set forth in Section 2.2(a)), respectively, until the total amount of Damages attributable to the Holder or Todd, respectively, with respect to such matters exceeds $10,000 (the "Deductible"), and then only for the amount by which such Damages exceed the Deductible.

         (b) The maximum aggregate amount of Damages that the Holder or Todd, respectively, shall be obligated to pay to the Indemnified Persons or the Holder, as the case may be, with respect to any matters described in Section 6.2(a) (other than any breach of the representations and warranties set forth in Sections 2.1(a) or (b)) or 6.3(a) (other than any breach of the representations and warranties set forth in Section 2.2(a)), shall be limited to an amount equal to three hundred thousand dollars ($300,000).

6.6      RIGHT OF SET-OFF

         Upon notice to the Holder or Todd, as the case may be, specifying in reasonable detail the basis for such set-off, Todd or Holder, as the case may be, may set off any amount to which he or it may be entitled under this Article

6 against amounts otherwise payable hereunder or under the Contingent Payment Agreement. The exercise of such right of set-off by Todd or the Holder, as the case may be, in good faith, whether or not ultimately determined to be justified, will not constitute an event of default hereunder or under any Todd Document or Holder Document, as the case may be. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of any claim hereunder will constitute an election of remedies or limit Todd or Holder, as the case may be, in any manner in the enforcement of any other remedies that may be available to it.

6.7      SOLE REMEDY

         Upon and after the Closing, the provisions of this Article 6 represent the sole and exclusive remedy available to any party to this Agreement for any misstatement or omission by any other party relating to any representation or warranty contained herein or for any breach by any other party of any representation, warranty, covenant or agreement contained herein and, except with respect to fraudulent acts, each party hereby unconditionally waives any other rights that it may have at law or in equity for any misstatement or omission by any other party from any representation or warranty contained herein, or any breach by any other party of any representation, warranty, covenant or agreement contained herein.

                             7. GENERAL PROVISIONS

7.1      EXPENSES

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

7.2      PUBLIC ANNOUNCEMENTS

         Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as ONVC determines. Unless consented to by ONVC in advance, prior to the Closing, Todd shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person or entity, other than the accountants, attorneys and other advisors and representatives of Todd. The Holder and Todd will consult with each other concerning the means by which PIP's employees, customers, and suppliers and others having dealings with PIP will be informed of these contemplated transactions, and Todd will have the right to be present for any such communication.

7.3      CONFIDENTIALITY

         Todd and the Holder and PIP will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of each to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or these transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of these transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings or any applicable laws, rules or regulations. If these transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

7.4      MISCELLANEOUS

         All notices and communications hereunder will be deemed given upon receipt by personal delivery, overnight courier, fax or e-mail or upon the 3rd day following mailing by registered or certified mail, return receipt requested, and either delivered or addressed to the addresses set forth herein. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements, written or verbal, between the parties. This Agreement may be amended, supplemented, modified or discharged only in writing executed by all parties. This Agreement may not be assigned by either party. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any dispute hereunder shall be resolved by arbitration and all parties waive any right to a trial by jury in connection therewith. Each party agrees that remedies for any breach hereof include damages, specific performance, injunctive relief and other equitable remedies, that no bond shall be required in connection therewith and that the prevailing party shall be entitled to recover attorney's fees and costs. This Agreement will be governed by the laws of the State of Texas without regard to conflict of laws principles and venue and jurisdiction will lie only in federal or state courts seated in the Northern District of Texas, and the Parties hereby consent to jurisdiction and venue therein.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

THE HOLDER: ONLINE VACATION CENTER HOLDINGS CORP.            PIP: PHOENIX INTERNATIONAL PUBLISHING, LLC,
                                                             By: Online Vacation Center Holdings Corp., as the sole
                                                             member of Phoenix International Publishing, LLC
By: /s/ Edward B. Rudner
    --------------------
Name, Title: Edward B. Rudner, President
                                                             By: Edward B. Rudner
                                                                 ----------------
                                                             Name, Title: Edward B. Rudner, President
Address: 1801 NW 66th Avenue, Suite 102
         Plantation, Florida 33313
                                                             Address: 1801 NW 66th Avenue, Suite 102
                                                                      Plantation, Florida 33313



                                                             SIMON TODD, for himself



                                                             /s/ Simon Todd
                                                              --------------
                                                             Name: Simon Todd
                                                             Address: 217 Ridge View Lane
                                                                      Trophy Club, Texas 76262

                                  SCHEDULE 2.1

2.1(g) Material Adverse Changes. Since December 31, 2007, the date of the last unaudited financial statements of PIP, there have been no material adverse changes to PIP.


2.1(h) Liabilities. Balance Sheet showing the liabilities of PIP to be provided at Closing.


2.1(i) Litigation. None.


2.1(m) Contracts. None.


2.1(n) Account Activity. See Attached Bank Register for PIP for 3/1/08 through 3/31/08 and Attached Balance Sheet of PIP as of the date of this Agreement.

Exhibit A - Closing Deliverables
------------------------- --------------------------------------------------------------------------------------------
CLOSING                   1.       Acquisition Agreement
------------------------- --------------------------------------------------------------------------------------------
TITLE                     2.       Interest Certificates representing PIP Interests with Transfer Powers
                          3.       Stock Transfer
------------------------- --------------------------------------------------------------------------------------------
INSTRUMENTS               4.       General Certificate of the Holder
                          5.       Stock Certificates representing Restricted Shares with Transfer Letter
------------------------- --------------------------------------------------------------------------------------------
AGREEMENTS                6.       Contingent Payment Agreement
                          7.       Termination of Employment Agreement
                          8.       Acknowledgement of Inter-Company Debt
------------------------- --------------------------------------------------------------------------------------------
ORGANIZATIONAL            9.       General Certificates of PIP with Articles, Operating Agreement, Good Standing
INSTRUMENTS                        Certificate and Resolutions/Actions
                          10.      General Certificates of ONVC with Articles, Bylaws, Good Standing Certificate and the Minutes of the Board of Directors Meeting Authorizing the sale of PIP
                          11.      Resignation of Manager and Appointment of Todd as Manager
                          12.      Resignation of Simon Todd as Vice President of ONVC
                          13.      Checkbooks related to all PIP accounts and an electronic/software copy of such accounts
------------------------- --------------------------------------------------------------------------------------------
OTHER                     14.      Legal Opinion for PIP and Holder
                          15.      Legal Opinion for Todd
------------------------- --------------------------------------------------------------------------------------------
DUE DILIGENCE             16.      Corporate and Organizational
INSTRUMENTS               17.      Invoices and documentation related to outstanding accounts payable.